Deal Name

Excess Spread (FWD LIBOR)
Yr 1
Yr 2
Yr 3
Yr 4

Aggregate Info

Servicer			Coupon Characteristics
Originator			WAGC	8.50%
			WA-Margin	6.08%
Portfolio Size			WA-Initial Reset Cap	2.25%
Init Pool Balance	1022509728		WAOT (Mo)	359
# Initial Loans	5185		WART (Mo)	355
WA Loan Size	197,205		Seasoning	3
Current Pool Size	1020900865
OC			Rating Agency Loss Expectation
			Moody's
Loan Type	Total %		S&P
2-28 ARM	55.85%
3-27 ARM	13.20%
IO	9.68%		Aggregate Loan Quality
30FRM	20.29%		LTV	81.92%
5-25 ARM			CLTV	88.11%
Other	0.98%		Ave. FICO	612
			DTI	42
Deal Age			MI	N
WALA

FICO	Total	Total %		Loan Balance	Total	Total %
below 549	210752525.9	20.64%		Below 50,000	3,168,710	0.31%
550 to 574	55324648.57	5.42%		50,001 to 100,000	85,758,322	8.40%
575 to 599	117597953.1	11.52%		100,001 to 150,000	154,733,457	15.16%
600 to 624	182900050.6	17.92%		150,001 to 200,000	153,263,536	15.01%
625 to 649	207916992.5	20.37%		200,001 to 400,000	392,737,509	38.47%
650 to 674	117865396.9	11.55%		400,001 to 500,000	121,224,312	11.87%
675 to 699	58558152.93	5.74%		500,001 to 600,000	60,564,112	5.93%
700 plus	69985144.29	6.86%		600,001 to 1,000,000	49,450,908	4.84%
	1,020,900,865	0		1,000,001 and above		0.00%
					1,020,900,865
Loan Term	Total	Total %		Lien Status		Total	Total %
> 30 years		0.00%		1st Lien		1,012,602,838	99.19%
30 years	1,010,823,994	99.01%		Second Lien		8,298,027	0.81%
20 years	3,344,489	0.33%		Second Liens with LTV 80.01 to 85			0.00%
15 years	4,859,529	0.48%		Second Liens with LTV 85.01 to 90			0.00%
Other	1,872,853	0.18%		Second Liens with LTV 90.01 to 95			0.00%
	1,020,900,865			Second Liens with LTV 95.01 to 100		8,298,027	0.81%
				Second Liens with LTV 100.01 plus			0.00%
Purpose	Total	Total %
Purchase	373,800,411	24.08%		Doc Type		Total	Total %
Refi rate/term	115,780,718	7.46%		Full Doc		650,763,275	63.74%
Cash-out Refi (COF)	531,319,736	34.23%		Limited Doc		70,943,551	6.95%
Cash-out Refi (COF) < 70 LTV	117,626,755	7.58%		Stated		299,194,039	29.31%
COF with LTV 70.01 to 75	56,509,802	3.64%		Alternate Doc
COF with LTV 75.01 to 80	92,232,962	5.94%		Stated doc with LTV below 70		33,274,241	11.12%
COF with LTV 80.01 to 85	71,404,713	4.60%		Stated Doc with LTV 70.01 to 75		15,537,246	5.19%
COF with LTV 85.01 to 90	103,460,629	6.67%		Stated Doc with LTV 75.01 to 80		125,916,893	42.09%
COF with LTV 90.01 to 95	72,016,484	4.64%		Stated Doc with LTV 80.01 to 85		13,320,910	4.45%
COF with LTV 95.01 to 100	18,068,391	1.16%		Stated Doc with LTV 85.01 to 90		32,431,788	10.84%
COF with LTV 100.01 plus		0.00%		Stated Doc with LTV 90.01 to 95		36,973,268	12.36%
	1,552,220,601			Stated Doc with LTV 95.01 to 100		41,739,694	13.95%
				Stated Doc with LTV 100.01 plus

Interest Only		24	36	60	>60	Total
Principal		108,800	98,725,555
WA FICO		612	660
WA LTV		8000.00%	8243.00%
WA DTI		3736.00%	4201.00%
Full Doc%		0.01%	5.27%
Stated Doc%		0.00%	0.00%
Limited Doc%		0.00%	0.00%

Top 5 States
		WA Loan		WA			Full	Stated	Limited/Easy
State	Principal	Balance	%	FICO	WA LTV	WA DTI	Doc %	Doc %	Doc %
California	261105445.6	427828	25.58%	630.53	82.29%	43.7%	49.01%	41.42%	9.56%
Florida	125666207.4	238981	12.31%	604.35	81.06%	42.58%	67.23%	22.97%	9.8%
Arizona	67435976.27	233054	6.61%	610.74	80.87%	42.18%	62.2%	30.17%	7.63%
Texas	63664378.42	136511	6.24%	603.47	79.99%	41.37%	63.55%	29.49%	6.96%
New Jersey	47465654.81	356831	4.65%	599.29	80.99%	42.59%	59.6%	33.98%	6.42%

FICO Strats

Occupancy Status	O Occ	2nd Home	Inv	Other	Total
<500	100	0	0		100
501-525	98.06	0.77	1.17		100
526-550	96.65	0.94	2.41		100
551-575	90.82	0.56	8.62		100
576-600	93.4	0.78	5.82		100
601-625	93.76	0.23	6.02		100.01
626-650	93.79	1.1	5.12		100.01
651-675	94.81	0.83	4.35		99.99
676-700	90.2	1.7	8.09		99.99
>700	93.51	0.8	5.69		100
Total

LTV	Below 70	70.01 to 75	75.01 to 80	80.01 to 85	85.01 to 90	90.01 to 95	95.01 to 100	100.01 plus	Total
<500	23.14	8.58	15.59	29.44	19.07	4.18	0	0	100
501-525	22.09	8.93	19.06	19.85	24.28	5.79	0	0	100
526-550	35.18	11.88	21.51	20.23	7.27	3.93	0	0	100
551-575	24.37	9	6.12	23.05	24.63	12.83	0	0	100
576-600	8.95	5.82	39.09	8.91	15.75	10.88	10.61	0	100.01
601-625	8.65	6.95	36.78	4.71	18.79	12.73	11.4	0	100.01
626-650	5.54	4.79	42.41	4.01	13.37	17.15	12.74	0	100.01
651-675	6.7	3.79	54.26	0.33	10.31	13.79	10.81	0	99.99
676-700	3.25	3.17	56	2.79	7.99	15.73	11.06	0	99.99
>700	1.48	1.67	77.2	2.66	7.96	2.68	6.35	0	100
Total	12.21	6.32	38.9	8.55	14.55	11.31	8.15	0	99.99

Property Type	SFR	PUD	Condo	2 Family	3+ Family	MH	Other	Total
<500	75.24	24.76	0	0	0	0	0	100
501-525	79.72	13.21	3.78	1.22	0.27	0	1.81	100.01
526-550	81.92	9.81	3.36	2.14	1.26	0	1.5	99.99
551-575	78.25	8.26	6.8	5.02	1.13	0	0.54	100
576-600	73.27	16.25	5.93	2.23	0.8	0	1.53	100.01
601-625	72.41	17.88	5.18	3.03	0.85	0	0.66	100.01
626-650	70.28	18.91	6.73	3.46	0.07	0.06	0.56	100.07
651-675	62.99	24.04	7.65	2.77	1.65	0	0.9	100
676-700	67.41	18.27	9.02	2.74	0.59	0.71	1.96	100.7
>700	75.51	15.15	5.56	3.1	0.15	0.53	0.53	100.53
Total	73.04	16.58	5.83	2.8	0.72	0.09	1.03	100.09

Doc Type	Full Doc	Limited	Stated	Alternate Doc	Total
<500	94.22	0	5.78		100
501-525	89.69	4.65	5.66		100
526-550	73.21	7.67	19.12		100
551-575	65.37	8.52	26.11		100
576-600	77.77	8.89	13.34		100
601-625	66.85	7.62	25.53		100
626-650	52.73	7.41	39.86		100
651-675	51.14	4	44.87		100.01
676-700	48.24	5.09	46.67		100
>700	41.57	7.77	50.66		100
Total	63.74	6.95	29.31		100

Disclaimer

 The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.